As filed with the Securities and Exchange Commission on November 20, 2014

Registration Statement No.

United States Securities and Exchange Commission

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ALLSTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State of Incorporation)	36-3871531 (I.R.S. Employer Identification No.)

2775 Sanders Road, Northbrook, Illinois 60062-6127

(Address and Zip Code of Principal Executive Office)

THE ALLSTATE CORPORATION DEFERRED COMPENSATION PLAN FOR

INDEPENDENT CONTRACTOR EXCLUSIVE AGENTS

(Full title of the Plan)

Daniel G. Gordon, Vice President, Assistant General Counsel, and Assistant Secretary

The Allstate Corporation

2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127

(847) 402-5000

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations (1)	$40,000,000.00	100%	$40,000,000.00	$4,648.00(2)

(1)                                 The Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents. The Registrant may issue an indeterminate number of Obligations under the Plan from time to time, based upon the level of agent participation.

(2)                                 Calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:     Incorporation of Documents by Reference

The following documents filed by The Allstate Corporation (“Allstate”) with the Securities and Exchange Commission (the “Commission”) are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

1.              Allstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed February 20, 2014, and the portions of our Proxy Statement, filed April 7, 2014, for our 2014 Annual Meeting of Stockholders incorporated by reference into our Annual Report. (File No. 1-11840)

2.              Allstate’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 filed on May 6, 2014, for the quarter ended June 30, 2014 filed on July 30, 2014, and for the quarter ended September 30, 2014 filed on October 29, 2014. (File No. 1-11840)

3.              Allstate’s Current Reports on Form 8-K filed February 20 (only with respect to the Item 5.02 information), February 25, March 3, March 11, March 24, April 7, April 29, May 20, June 12, July 23, and August 4, 2014.  (File No. 1-11840)

All documents that Allstate subsequently files pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information Allstate furnishes, rather than files, with the Commission pursuant to certain items of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the Registration Statement modifies or replaces such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the Registration Statement after the most recent effective date may modify or replace existing statements contained in the Registration Statement.  Any such statement so modified shall not be deemed in its unmodified form to constitute a part of the Registration Statement for purposes of the Securities Act of 1933.  Any statement so superseded shall not be deemed to constitute a part of the Registration Statement for purposes of the Securities Act of 1933.

Item 4:     Description of Securities

The following description of the Deferred Compensation Obligations (the “Obligations”) is qualified by reference to the text of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents (the “Plan”).

Under the Plan, Allstate provides eligible persons the opportunity to defer a specified percentage of their monthly compensation paid by Allstate. Eligibility is limited to exclusive insurance agents or exclusive financial specialists deriving compensation from Allstate’s wholly-owned subsidiaries on an independent contractor basis. Amounts deferred pursuant to the Plan will be unsecured general obligations of Allstate to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with Allstate’s other unsecured and unsubordinated indebtedness from time to time outstanding. Allstate’s principal sources of funds to pay its obligations are dividends from its subsidiary Allstate Insurance Company, intercompany borrowings, funds from the settlement of its benefit plans, and funds that periodically may be raised from the issuance of additional debt or stock.  Dividend payments from Allstate Insurance Company are restricted by Illinois insurance laws and regulations. Because Allstate is a holding company, its right, and hence the right of its creditors (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Allstate itself as a creditor of the subsidiary may be recognized.

The Plan is unfunded. Consequently, any amounts credited for deferred compensation are part of Allstate’s general funds, subject to all of the risks of Allstate’s business, and may be deposited, invested or expended in any manner whatsoever by Allstate.

The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on election by the participant. Compensation deferred pursuant to the Plan is credited by book entry to the participant’s account. Each participant’s deferred compensation will be allocated to one or more investment options chosen by each participant as provided in the Plan for purposes of accounting, as if the deferred compensation had been so invested, and not for actual investment. The account will be adjusted to reflect the investment experience of the selected investment options during the deferral period. The Obligations will be denominated and payable in United States dollars.

The Plan is administered by a committee appointed by the board of directors of Allstate, and the committee has delegated administration duties to a plan administrator. The committee has the authority to determine the investment options available for selection by participants. Currently, the investment options mirror certain investment options available under the Allstate 401(k) Savings Plan. Subject to certain limitations, participants may reallocate existing account balances among the investment options available under the Plan on a daily basis.

Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance. A participant may designate persons or entities to receive any amounts payable under the Plan in the event of the death of the participant.

The Obligations owed to any participant are not subject to distribution, in whole or in part, prior to the participant’s separation from service or the subsequent individual payment dates specified by the participant in accordance with terms of the Plan, except (1) for demonstrated hardship in the case of accounts not subject to Section 409A of the Internal Revenue Code (“409A”), (2) in connection with an in-service withdrawal with the imposition of substantial penalties in the case of accounts not subject to 409A, (3) for an unforeseeable financial emergency in the case of accounts subject to 409A, or (4) in connection with the termination of the Plan. Allstate reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of compensation deferred or any accruals thereon up to and including the end of the month in which such action is taken.

The Obligations are not convertible into another security of Allstate. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on Allstate’s part. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5:     Interests of Named Experts and Counsel

Daniel G. Gordon, Allstate’s Vice President, Assistant General Counsel, and Assistant Secretary has passed upon the validity of the Obligations being registered. Mr. Gordon is not eligible to participate in the Plan. Mr. Gordon beneficially owns or has options to acquire an aggregate of less than one percent of Allstate’s outstanding common shares. These shares and options include awards under Allstate’s employee benefit plans, subject to forfeiture under certain circumstances.

Item 6:     Indemnification of Directors and Officers

Article IV of the bylaws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines, excise taxes or penalties assessed with respect to an employee benefit plan or trust, and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effective date of such Article IV; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

Article Eighth of Allstate’s Amended and Restated Certificate of Incorporation provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

Allstate has entered into an indemnification agreement with each director, providing that Allstate will indemnify such director (and such director’s spouse), to the fullest extent permitted under Delaware law, if he or she is or was made a party, witness, or other participant in or is or was threatened to be made a party, witness, or other participant in any proceeding by reason of the fact that such person was or may be deemed a director of Allstate or was or may be deemed serving at the request of Allstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liabilities, expenses (including those expenses incurred in relation to a successful defense of claims), judgments, fines, excise taxes or penalties assessed with respect to an employee benefit plan or trust, and amounts paid in settlement actually and reasonably incurred by them, provided that such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Allstate.  The indemnity shall not be deemed exclusive of any other rights to which such director may be entitled by law or under any articles of incorporation or by-law. The agreement requires Allstate to obtain and maintain an insurance policy or policies providing general director liability insurance.

Item 8:     Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

Item 9:     Undertakings

Allstate hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Allstate pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Allstate hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Allstate’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the obligations being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the Registrant whose signature appears below hereby appoints Daniel G. Gordon, Susan L. Lees, Samuel H. Pilch, Steven E. Shebik, and Thomas J. Wilson, and each of them severally, as his or her attorney-in-fact in his or her name, place and stead, in any and all capacities stated below, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission. The Registrant also appoints Daniel G. Gordon, Susan L. Lees, Samuel H. Pilch, Steven E. Shebik, and Thomas J. Wilson, and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Township of Northfield, County of Cook, State of Illinois, on November 18, 2014.

THE ALLSTATE CORPORATION

By:	/s/ DANIEL G. GORDON
Name:	Daniel G. Gordon
Title:	Vice President, Assistant General Counsel, and Assistant Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS J. WILSON	Chairman of the Board, President,	November 18, 2014
Thomas J. Wilson	and Chief Executive Officer (Principal Executive Officer)

/s/ STEVEN E. SHEBIK	Executive Vice President and Chief	November 18, 2014
Steven E. Shebik	Financial Officer (Principal Financial Officer)

/s/ SAMUEL H. PILCH	Senior Group Vice President and	November 18, 2014
Samuel H. Pilch	Controller (Principal Accounting Officer)

/s/ F. DUANE ACKERMAN	Director	November 18, 2014
F. Duane Ackerman

/s/ ROBERT D. BEYER	Director	November 18, 2014
Robert D. Beyer

/s/ KERMIT R. CRAWFORD	Director	November 18, 2014
Kermit R. Crawford

/s/ MICHAEL L. ESKEW	Director	November 18, 2014
Michael L. Eskew

/s/ JACK M. GREENBERG	Director	November 18, 2014
Jack M. Greenberg

/s/ HERBERT L. HENKEL	Director	November 18, 2014
Herbert L. Henkel

/s/ SIDDHARTH N. MEHTA	Director	November 18, 2014
Siddharth N. Mehta

/s/ ANDREA REDMOND	Director	November 18, 2014
Andrea Redmond

	Director	November 18, 2014
John W. Rowe

/s/ JUDITH A. SPRIESER	Director	November 18, 2014
Judith A. Sprieser

/s/ MARY ALICE TAYLOR	Director	November 18, 2014
Mary Alice Taylor

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4	The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents, as amended and restated as of January 1, 2014

5	Opinion of Daniel G. Gordon, Vice President, Assistant General Counsel, and Assistant Secretary of the Registrant.

15	Acknowledgment of Deloitte & Touche LLP regarding unaudited interim financial information

23.1	Consent of Daniel G. Gordon, Vice President, Assistant General Counsel, and Assistant Secretary of the Registrant (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included on signature page)